Exhibit 99.1

June 27, 2005

Dear Investor:

I am writing to let you know that Deephaven Capital Management LLC announced today that we and a former Deephaven employee have received Wells Notices from the staff of the Division of Enforcement of the U.S. Securities and Exchange Commission (the “SEC”) in connection with trading activity associated with certain Private Investments in Public Equities (“PIPEs”) during the period from June 1, 1999 through March 2004.

We believe that the Wells Notice we received is a result of an industry-wide review that began last summer related to PIPE transactions. Deephaven is cooperating fully with the SEC’s investigation.

It is important to understand that Deephaven’s PIPEs activities only occurred in the Deephaven Market Neutral Master Fund LP and represented an insignificant portion of the assets held by the Market Neutral Master Fund. We discontinued all investments in PIPEs by August 2004.

Deephaven Capital Management LLC, the investment manager, will be responsible for any costs arising out of the Wells Notice we received. No such costs will be borne by the Deephaven investors.

If you have any questions, please do not hesitate to contact me directly at 952-249-5519 or Jefferey Applebaum, Managing Director, Client Relations, at 952-249-5595.

Sincerely,

Colin Smith

Chief Executive Officer and Chief Investment Officer

Deephaven Capital Management, LLC / 130 Cheshire Lane / Suite 102 / Minnetonka, Minnesota 55305

phone 952.249.5700 / fax 952.249.5320 / www.deephavenfunds.com